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                                                                       EX-2.1
                         AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 18, 1998, between Beacon Capital Partners, Inc., a Massachusetts corporation (the "Company"), and Beacon Capital Partners, Inc., a Maryland corporation (the "Maryland Company").

                                   RECITALS

      WHEREAS, the Board of Directors of the Company and the Board of Directors of the Maryland Company each have determined that it is in the best interests of their respective corporations and/or shareholders to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein; and

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto adopt the plan of merger encompassed by this Agreement and agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into the Maryland Company and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The parties intend that the Merger qualify as a reorganization described in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The Maryland Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the "Surviving Entity") and shall continue to be governed by the laws of the State of Maryland and the separate existence of the Maryland Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the General Laws of the Commonwealth of Massachusetts (the "MGL") and the Maryland General Corporation Law (the "MGCL").

      1.2 Closing. The closing of the Merger (the "Closing") shall take place at such place and time and/or on such date as the Company and the Maryland Company may agree.

      1.3 Effective Time. Following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI hereof, the Company and the Maryland Company will, at such time as they deem advisable, cause this Agreement to be filed, together with appropriate certificates of each of the Company and the Maryland

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Company, with the Secretary of State of The Commonwealth of Massachusetts as
provided in Section 79 of Chapter 156 B of the MGL and the Articles of Merger (the "Articles of Merger") to be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") as provided in Sections 3-107 and 3-109 of the MGCL. The Merger shall become effective at the later of the time of the filing of the Agreement and appropriate certificates with the Secretary of State of The Commonwealth of Massachusetts and the time of the acceptance for record of the Articles of Merger by the SDAT (the "Effective Time").

                                  ARTICLE II

                              CHARTER AND BYLAWS
                         OF THE SURVIVING CORPORATION

      2.1 Charter. The Charter of the Maryland Company in effect at the Effective Time shall be the Charter of the Surviving Entity until duly amended in accordance with the terms thereof and with the MGCL (the "Charter").

      2.2 The Bylaws. The Bylaws of the Maryland Company in effect at the Effective Time shall be the Bylaws of the Surviving Entity until duly amended in accordance with the terms thereof and with the MGCL (the "Bylaws").

                                  ARTICLE III

                            DIRECTORS AND OFFICERS
                         OF THE SURVIVING CORPORATION

      3.1 Directors and Officers. The directors and officers of the Maryland Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                  ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK

      4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company;

            (a) Each share of the common stock, no par value per share (the "Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share (the "Maryland Company Shares"), of the Maryland Company. Each

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certificate (each, a "Certificate") representing any such Company Shares shall thereafter represent the right to receive Maryland Company Shares. All Company Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist.

            (b) Each Company Share held in the Company's treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) At the Effective Time, each Maryland Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Maryland Company or the holder of such shares, be canceled and retired without payment of any consideration therefor.

            (d) Each option or other right to purchase or otherwise acquire Company Shares pursuant to stock option or other stock-based plans of the Company granted and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such option or right, be converted into and become a right to purchase or otherwise acquire the same number of Maryland Company Shares at the same price per share and upon the same terms and subject to the same conditions as applicable to such options or other rights immediately prior to the Effective Time.

                                   ARTICLE V

                                  CONDITIONS

      5.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Maryland Company and the Company to consummate the Merger are subject to the fulfillment of the following condition:

            (a) Shareholder Approvals. This Agreement shall have been duly approved (i) by the holders of a majority of the Company Shares, in accordance with applicable law and the Articles of Organization and the Bylaws of the Company, and (ii) by the Company as sole stockholder of the Maryland Company, in accordance with applicable law and the Charter and the Bylaws of the Maryland Company.

                                  ARTICLE VI

                                  TERMINATION

      6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval

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by holders of the Company Shares, by the mutual consent of the Board of
Directors of the Company and the Board of Directors of the Maryland Company.

      6.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VI, no party thereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                                  ARTICLE VII

                           MISCELLANEOUS AND GENERAL

      7.1 Modification or Amendment. Subject to the applicable provisions of the MGL and the MGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after this Agreement has been approved by the shareholders of the Company and the Maryland Company, this Agreement shall not be amended if such amendment would have a material adverse effect on the shareholders of either the Company or the Maryland Company, unless such amendment is approved by such shareholders.

      7.2 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

      7.4 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      7.5 Headings. The Article, Section and paragraph headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

      7.6 Service of Process. The Maryland Company may be served with process in the State of Maryland in any proceeding for the enforcement of any obligation of the Company, as well as for enforcement of any obligations of the Maryland Company arising from the Merger, and it does hereby irrevocably appoint the Secretary of State of the State of Maryland as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State to the Maryland Company is 50 Rowes Wharf, Boston, Massachusetts 02110.

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      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                    BEACON CAPITAL PARTNERS, INC.,
                                    a Massachusetts Corporation


Attest: /s/ William A. Bonn         By: /s/ Lionel P. Fortin
        ------------------------        ---------------------------------
        William A. Bonn,                Lionel P. Fortin, President
        Senior Vice President
         and General Counsel

                                    BEACON CAPITAL PARTNERS, INC.,
                                    a Maryland Corporation


Attest: /s/ William A. Bonn         By: /s/ Lionel P. Fortin
        ------------------------        ---------------------------------
        William A. Bonn,                Lionel P. Fortin, President
        Senior Vice President
         and General Counsel


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